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News Release                                                  KCS ENERGY, INC.
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AT THE COMPANY:               AT THE FINANCIAL RELATIONS BOARD:
Henry A. Jurand, VP & CFO     For General Info: Marianne Stewart (212) 661-8030
                              For Analyst Info: Christina Howard (212) 661-8030
                              For Media Info: Judith Sylk-Siegel (212) 661-8030

FOR IMMEDIATE RELEASE
Tuesday, December 24, 1996


          KCS ENERGY, INC. ANNOUNCES SETTLEMENT OF ALL LITIGATION WITH
                         TENNESSEE GAS PIPELINE COMPANY


Edison, NJ, December 24, 1996 -- KCS Energy, Inc. (NYSE:KCS) today announced it has reached a settlement with Tennessee Gas Pipeline Company ("TGT") on all items of litigation between KCS and TGT concerning the Company's above-market-price, take-or-pay contract with TGT. Included in the settlement is the disposition of the lawsuit related to the recent verdict of a jury in a trial in the District Court of Zapata County, Texas, in which the jury awarded TGT $143.2 million including approximately $114 million for punitive damages.

   In addition to the dismissal of their respective claims, KCS and TGT agreed to terminate the contract effective January 1, 1997, which is two years prior to its expiration date. Nothing in the settlement and termination agreements constitute an admission of liability by KCS or TGT with respect to the litigation or in any way constitutes an admission against interest of either party.

   KCS President and Chief Executive Officer, James W. Christmas said, "Although we firmly believe we acted fully within our rights under the contract and that the jury's verdict was not supported by the facts and was inconsistent with applicable law, it was in the Company's best interest to terminate this dispute. While we believe that we would have ultimately been successful through the appellate process, our analysis indicated that we were much better off to resolve this major uncertainty now and avoid the potential of posting a supersedeas bond of nearly $150 million. A bond of that magnitude would have significantly and adversely affected the amount of capital available for future investment and therefore constrained our growth."


                                     -MORE-

                     379 Thornall Street, Edison, NJ 08837


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        Commenting on future plans, Mr. Christmas said, "With this major uncertainty removed, the need for a bond eliminated and the years of litigation with TGT behind us, we can now go forward and continue the strategic plan which we put in place in 1994 to rapidly grow and diversify our proved oil and gas reserves, thereby reducing our dependency on the TGT contract production from the Bob West Field. In 1995, we more than doubled the size of the Company with our expansion into the Rocky Mountains and through our volumetric production payment program. With the pending acquisition of InterCoast Oil and Gas Company ("Medallion"), we will again double the size of the Company. With the settlement in place, we intend to close the Medallion acquisition as soon as possible," said Mr. Christmas.

        "The contract with TGT was a springboard to growth for KCS. Through November 1996, our revenue under the contract totaled $195.5 million, which is approximately $152 million more than would have been received had we sold the gas at spot market prices. While we will forego the last two years of the contract in order to remove this major uncertainty and end the protracted litigation between the parties, we were able, despite a more than six-year legal battle in defense of the contract, to retain approximately three-quarters of the potential value of the contract. During this time, we successfully redeployed this incremental revenue and were able to increase both our total proved reserves and our production by more than 400%. Today, on a pro forma basis reflecting the Medallion acquisition, production from the TGT contract acreage is less than 7% of our total oil and gas production, and is expected to be less than 5% in 1997. At its peak in November 1994, the average daily gas production under the TGT contract attributable to our interests was approximately 30,700 Mcf per day; current production is down to approximately 11,600 Mcf per day," said Mr. Christmas.

        According to Mr. Christmas, "Notwithstanding the diminishing production from the contract acreage, the early termination of the above-market-price contract will have a negative impact on our earnings during 1997 and 1998." The price for gas delivered under the contract in November 1996 was $8.62 per MMBtu, compared to an estimated spot market price of $2.58 per MMBtu. "In the near term, record high gas prices and the accretive benefit of the Medallion acquisition should partially offset the loss of the contract premium. While the elimination of the premium pricing will also affect our cash flow, we should be able to fund more than 70% of our current 1997 capital budget of $140 million with internally generated cash," said Mr. Christmas. The 1997 budget includes approximately $70 million for development and exploitation drilling, $25 million for exploration and $45 million for property acquisitions, including those made under our volumetric production payment program.

        KCS is an independent energy company primarily engaged in the acquisition, exploration, development and production of natural gas and crude oil. The Company also operates natural gas transportation and marketing businesses.


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